EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of December 20, 2006, is between Bell Microproducts Inc., a California corporation (the “Company”), and Wells Fargo Bank, N.A., a national banking association organized and existing under the laws of the United States, as Trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Indenture (as herein defined).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of December 21, 2004 (the “Indenture”), providing for the issuance of an aggregate principal amount of $109,850,000 of 3 3/4% Convertible Subordinated Notes, Series B due 2024 (the “Notes”);

WHEREAS, Sections 8.4 and 11.2 of the Indenture provide, among other things, that Holders of a majority in aggregate principal amount of the Securities then outstanding (the “Majority Holders”) may (i) waive an existing default or Event of Default and its consequences and (ii) that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Majority Holders, respectively;

WHEREAS, the Company intends to amend certain provisions in the Indenture (the “Proposed Amendments”);

WHEREAS, the Majority Holders have consented to the Proposed Amendments; and

WHEREAS, Section 11.6 of the Indenture authorizes the Trustee to execute any amendment to the Indenture and the Company hereby requests the Trustee join with it in the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
Amendments to the Indenture

Section 1.01. Amendments.

(a) The language in Section 6.2 of the Indenture shall be deleted and the covenant heretofore made by the Company in Section 6.2 relating to the filing and delivery of reports with the SEC and the Trustee shall be of no further force or effect.

(b) The following language shall be added to the end of Section 8.1(a)(3):

“, except that the Company’s failure to comply with Section 314 of the TIA by failing to deliver to the Trustee any reports it is required to file with the SEC shall not be deemed a failure to comply with any of the terms, covenants or agreements contained in the Securities or this Indenture that would constitute a Default or Event of Default under this Indenture.”

(c) The following language shall be added following the first paragraph of Section 1 of the Global Security that is attached to the Indenture as Exhibit A:

“In addition to any other payment required by the Securities and the Indenture, if the Company has not commenced and held open an Eligible Tender Offer, the Company shall make a one-time payment of special interest equal to 8.5% of the principal amount of the Securities (the “Special Interest”) to all Holders on the next interest payment date following a failure by the Company to consummate an Eligible Tender Offer. An “Eligible Tender Offer” is one that the Company has commenced and held open for at least twenty business days, and in which the Company has repurchased, prior to February 1, 2007, all Notes validly tendered at a price of at least $1,000.00 plus accrued and unpaid interest up to, but not including, the date the Notes are redeemed, for each $1,000.00 principal amount of Notes validly tendered. Other than as provided in the preceding two sentences, Special Interest shall be paid in the same manner that regular interest is paid under the Indenture and the Securities. The Company shall advise the Trustee in writing upon in the event (i) the Company has consummated an Eligible Tender Offer or (ii) the Company is obligated to make the Special Interest payment.”

ARTICLE II
Conditions; Effectiveness

Section 2.01 Conditions and Effectiveness. The Supplemental Indenture shall become effective upon execution and delivery by the Company and the Trustee.

ARTICLE III
Miscellaneous

Section 3.01 Indenture Ratified. Except as otherwise provided herein, the Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 3.02 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.03 Trustee Not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

Section 3.04 Governing Law. This Supplemental Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.05 Successors. All agreements in this Supplemental Indenture of the Company or the Trustee shall bind their respective successors and assigns.

Section 3.06 Severability. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

BELL MICROPRODUCTS INC.

By: /s/ W. Donald Bell

Name: W. Donald Bell Title: Chief Executive Officer

By: /s/ James E. Illson
Name: James E. Illson
Title: Chief Financial Officer, Chief
Operating Officer and
President of the Americas

WELLS FARGO BANK, N.A.

By: Thomas M. Korsman
Name: Thomas M. Korsman
Title: Vice President